UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2016

RSP PERMIAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36264	90-1022997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3141 Hood Street, Suite 500

Dallas, Texas 75219

(Address of Principal Executive Offices) (Zip Code)

(214) 252-2700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Indenture

On December 27, 2016, RSP Permian, Inc. (the “Company”) issued $450.0 million in aggregate principal amount of its 5.25% Senior Notes due 2025 (the “Notes”) to Barclays Capital Inc., RBC Capital Markets, LLC and the other initial purchasers (the “Initial Purchasers”) for resale to certain qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States pursuant to Regulation S under the Securities Act. Net proceeds to the Company were approximately $443.9 million. The Company intends to use the net proceeds to partially fund its proposed acquisition of Silver Hill E&P II, LLC (“SHEP II”) pursuant to the Membership Interest Purchase and Sale Agreement dated October 13, 2016, by and among the Company, RSP Permian, L.L.C. (“RSP LLC”), a wholly owned subsidiary of the Company, SHEP II and Silver Hill Energy Partners II, LLC, the parent entity of SHEP II.

The Notes are fully and unconditionally guaranteed on a senior unsecured basis (the “Guarantees”) by the Company’s subsidiaries, RSP LLC and Silver Hill Energy Partners, LLC (“SHEP I” and, together with RSP LLC, the “Guarantors”). The terms of the Notes are governed by the Indenture, dated as of December 27, 2016 (the “Indenture”), by and among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

The Notes will mature on January 15, 2025, and interest is payable on the Notes on each January 15 and July 15, commencing on July 15, 2017. At any time prior to January 15, 2020, the Company may, from time to time, redeem up to 35% of the aggregate principal amount of the Notes in an amount of cash not greater than the net cash proceeds from certain equity offerings at the redemption price of 105.25% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption, if at least 65% of the aggregate principal amount of the Notes originally issued under the Indenture remains outstanding after such redemption and the redemption occurs within 180 days of the closing date of such equity offering. At any time prior to January 15, 2020, the Company may, on any one or more occasions, redeem all or part of the Notes for cash at a redemption price equal to 100% of the principal amount of the Notes redeemed plus an applicable make-whole premium and accrued and unpaid interest, if any, to the date of redemption. On and after January 15, 2020, the Company may redeem the Notes, in whole or in part, at redemption prices (expressed as percentages of principal amount) equal to 103.938% for the twelve-month period beginning on January 15, 2020, 102.625% for the twelve-month period beginning on January 15, 2021, 101.313% for the twelve-month period beginning on January 15, 2022 and 100.000% beginning on January 15, 2023, plus accrued and unpaid interest, if any, to the date of redemption.

Upon the occurrence of certain kinds of change of control, each holder of the Notes may require the Company to repurchase all or a portion of the Notes for cash at a price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of repurchase.

The Notes are the Company’s senior unsecured obligations and rank equally in right of payment with all of the Company’s existing and future senior indebtedness and senior to any of the Company’s future subordinated indebtedness. Each Note Guarantee ranks equally in right of payment with all of the existing and future senior indebtedness of the Guarantors and senior to any future subordinated indebtedness of the Guarantors. The Notes and the Guarantees are effectively subordinate in right of payment to all of the Company’s and the Guarantors’ secured indebtedness (including all borrowings and other obligations under the senior secured revolving credit facility of RSP LLC (the “Revolving Credit Facility”) with JPMorgan Chase Bank, N.A. and Comerica Bank as administrative agents) to the extent of the value of the collateral securing such indebtedness, and structurally subordinate in right of payment to all indebtedness and other liabilities of any of the Company’s subsidiaries that do not guarantee the Notes.

The Indenture restricts the Company’s ability and the ability of its Restricted Subsidiaries (as defined in the Indenture), including the Guarantors, to: (i) incur or guarantee additional indebtedness or issue certain types of preferred stock; (ii) pay dividends on capital stock or redeem, repurchase or retire its capital stock or subordinated indebtedness; (iii) transfer or sell assets; (iv) make investments; (v) create certain liens; (vi) enter into agreements that restrict dividends or other payments from its Restricted Subsidiaries to the Company; (vii) consolidate, merge or transfer all or substantially all of the Company’s and its Restricted Subsidiaries’ assets; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries. These covenants are subject to important exceptions and qualifications set forth in the Indenture. If the Notes achieve an investment grade rating from either Moody’s Investors Service, Inc. or S&P Global Ratings, many of these covenants will be suspended.

The Indenture contains customary events of default, including:

•	default in any payment of interest on the Notes when due, continued for 30 days;

•	default in the payment of principal of, or premium, if any, on the Notes when due;

•	failure by the Company to comply with its other obligations under the Indenture, in certain cases subject to notice and grace periods;

•	payment defaults and accelerations with respect to other indebtedness of the Company and its Restricted Subsidiaries in the aggregate principal amount of $35.0 million or more;

•	certain events of bankruptcy, insolvency or reorganization of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (as defined in the Indenture) or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

•	failure by the Company or Restricted Subsidiary to pay certain final judgments aggregating in excess of $35.0 million within 60 days; and

•	any Guarantee of the Notes by a Guarantor ceases to be in full force and effect, is declared null and void in a judicial proceeding or is denied or disaffirmed by its maker.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 to this Form 8-K and incorporated by reference herein.

Registration Rights Agreement

In connection with the issuance and sale of the Notes, the Company and the Guarantors entered into a registration rights agreement dated December 27, 2016 (the “Registration Rights Agreement”) with the Initial Purchasers. Pursuant to the Registration Rights Agreement, the Company and the Guarantors have agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) so that holders of the Notes can exchange the Notes for registered notes (the “Exchange Notes”) that have substantially identical terms as the Notes. In addition, the Company and the Guarantors have agreed to exchange the Guarantees for registered guarantees having substantially the same terms as the Guarantees. The Company will use its commercially reasonable best efforts to cause the registration statement for the exchange to be declared effective by the SEC within 360 days after the issuance of the Notes and for the exchange to be consummated on or prior to 30 business days (or longer, if required by applicable securities laws) after the date on which the registration statement is declared effective. The Company and the Guarantors are required to pay Special Interest (as defined in the Registration Rights Agreement) if they fail to comply with their obligations to register the Exchange Notes within the specified time periods.

The Initial Purchasers and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the Company and its affiliates, for which they received or may in the future receive customary fees and expenses. In particular, an affiliate of U.S. Bancorp Investments, Inc., one of the Initial Purchasers, serves as trustee under the Indenture.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is filed as Exhibit 4.2 to this Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of December 27, 2016, by and among RSP Permian, Inc., RSP Permian, L.L.C., Silver Hill Energy Partners, LLC and U.S. Bank National Association, as trustee (including Form of 5.25% Senior Notes due 2025).

4.2	Registration Rights Agreement, dated as of December 27, 2016, by and among RSP Permian, Inc., RSP Permian, L.L.C., Silver Hill Energy Partners, LLC, and Barclays Capital Inc. and RBC Capital Markets, LLC, as representatives of the several initial purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSP PERMIAN, INC.

By:	/s/ James E. Mutrie
James E. Mutrie
General Counsel and Vice President

Dated: December 27, 2016

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of December 27, 2016, by and among RSP Permian, Inc., RSP Permian, L.L.C., Silver Hill Energy Partners, LLC and U.S. Bank National Association, as trustee (including Form of 5.25% Senior Notes due 2025).

4.2	Registration Rights Agreement, dated as of December 27, 2016, by and among RSP Permian, Inc., RSP Permian, L.L.C., Silver Hill Energy Partners, LLC, and Barclays Capital Inc. and RBC Capital Markets, LLC, as representatives of the several initial purchasers.